Exhibit - 99.01

News Release

Contacts:
FormFactor, Inc. Jens Meyerhoff Chief Financial Officer and Senior Vice President of Operations (925) 456-3911

FOR IMMEDIATE RELEASE

FormFactor, Inc. Prices Follow-On Public Offering

LIVERMORE, CA — November 4, 2003 — FormFactor, Inc. (Nasdaq: FORM) announced today that it has priced the follow-on public offering of its common stock at a price of $26 per share. The offering consists of 5 million shares, of which 3,500,134 are secondary shares offered by existing stockholders and employees, and 1,499,866 are primary shares offered by the Company. The Company has granted the underwriters the right to purchase from the Company up to an additional 750,000 shares to cover over-allotments, if any.

Morgan Stanley is serving as sole bookrunner for the offering, with Goldman, Sachs & Co. serving as co-managing underwriter.

A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission (SEC) and has been declared effective. This news release shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

A final prospectus relating to the offering may be obtained from Morgan Stanley’s prospectus department at 1585 Broadway, New York, NY 10036, (212) 761-6775.

About FormFactor:

FormFactor, Inc. (Nasdaq: FORM) is an industry leader in the design, development, manufacture, sale and support of precision, high-performance advanced semiconductor wafer probe cards. The company’s products are based on its proprietary MicroSpring interconnect technology and proprietary design processes, which enable FormFactor to produce wafer probe cards for test applications that require reliability, speed, precision and signal integrity. FormFactor is headquartered in Livermore, California. For more information, visit the company’s Web site at www.formfactor.com.

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FormFactor and MicroSpring are trademarks of FormFactor, Inc. All other product, trademark, company or service names mentioned herein are the property of their respective owners.